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                                                                      Exhibit 12

                               CATERPILLAR INC.,
                      CONSOLIDATED SUBSIDIARY COMPANIES,
               AND 50%-OWNED UNCONSOLIDATED AFFILIATED COMPANIES

                      STATEMENT SETTING FORTH COMPUTATION
                     OF RATIOS OF PROFIT TO FIXED CHARGES
                             (Millions of dollars)

                           YEARS ENDED DECEMBER 31,

                                                                             1996          1995          1994
                                                                             -----         -----         -----
Profit....................................................................  $ 1,361       $ 1,136       $   955
Add:
  Provision for income taxes..............................................      653           536           397
                                                                            -------       -------       -------
Profit before taxes.......................................................  $ 2,014       $ 1,672       $ 1,352
Fixed charges:
 Interest and other costs related to borrowed funds/1/....................  $   519       $   502       $   430
 Rentals at computed interest factors/2/..................................       54            51            51
                                                                            -------       -------       -------
Total fixed charges.......................................................  $   573       $   553       $   481
                                                                            -------       -------       -------
Profit before provision for income taxes and fixed charges................  $ 2,587       $ 2,225       $ 1,833
                                                                            =======       =======       =======
Ratio of profit to fixed charges..........................................      4.5           4.0           3.8
                                                                            =======       =======       =======

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(1) Interest expense as reported in the Consolidated Results of Operations plus the Company's proportionate share of 50 percent-owned unconsolidated affiliated companies' interest expense.
(2) Amounts represent those portions of rent expense that are reasonable approximations of interest costs.